Exhibit 10.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(WARRANT AGREEMENT)

This ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of October 27, 2023, by and among EDOC Acquisition Corp.,  a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 9, 2020 and filed by the Company with the United States Securities and Exchange Commission on November 13, 2020 (the “Existing Warrant Agreement”);

WHEREAS, the terms of the Warrants (as defined in the Existing Warrant Agreement) are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, the Company entered into a Business Combination Agreement, dated as of December 5, 2022 (as amended on March 31, 2023, and as may be further amended) (the “Business Combination Agreement”), by and among the Company, American Physicians LLC, a Delaware limited liability company, in the capacity as the representative for the shareholders of the Company and Pubco (as defined below) (other than the Sellers (as defined below)) in accordance with the terms and conditions of the Business Combination Agreement (the “Purchaser Representative”), Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Australian Oilseeds Investments Pty Ltd., ACN 158 999 949, an Australian proprietary company (“AOI”), Gary Seaton, in his capacity as the representative for the Sellers (the “Seller Representative”), and each of the holders of AOI’s outstanding ordinary shares named on Annex I to the Business Combination Agreement (the “Primary Sellers”), as amended from time to time, to include subsequent parties that execute and deliver to Purchaser, Pubco and AOI, a joinder (the “Joining Sellers”), and the holders of AOI’s outstanding ordinary shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers,” and collectively with the Joining Sellers, the “Sellers”);

WHEREAS, at the closing of the Business Combination Agreement, among other things (the “Closing”), (a) the Company will merge with and into Merger Sub, with the Company continuing as the surviving entity (the “Merger”), as a result of which, (i) the Company shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of the Company (the “Company Ordinary Shares”) immediately prior to the effective time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Company Ordinary Shares, but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a like number of Pubco Ordinary Shares;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pubco; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (as defined in the Existing Warrant Agreement) (i) for the purpose, among other things, of adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders under the Existing Warrant Agreement; and (ii) to provide for the delivery of securities pursuant to Section 4.5 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Pubco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Pubco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 (i) are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders under the Existing Warrant Agreement, and (ii) are to provide for the delivery of securities pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Merger and the transactions contemplated by the Business Combination Agreement):

2.1 Preamble; References to the “Company”. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “EDOC Acquisition Corp.,  a Cayman Islands exempted company” and replacing it with “Australian Oilseeds Holdings Limited, a Cayman Islands exempted company” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Australian Oilseeds Holdings Limited rather than EDOC Acquisition Corp.

2.2 References to “Ordinary Shares”. All references to “Ordinary Shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Pubco Ordinary Shares.

2.3 References to “Business Combination”. All references to the “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the closing of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the effective time of the Merger.

2.4 Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Australian Oilseeds Holdings Limited

126 – 142 Cowcumbla Street, Cootamundra
Site 2: 52 Fuller Drive Cootamundra
PO Box 263 Cootamundra, Australia 2590
Tel.: 02 6942 4347

Email: gary@energreennutrition.com.au

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

Rimon P.C.

1909 K. Street NW, Suite 402

Washington DC 20006

Attn: Debbie A. Klis

Email: debbie.klis@rimonlaw.com

and

Arent Fox Schiff LLP

1717 K Street NW

Washington, D.C. 20006

Attn: Ralph V. De Martino, Esq

2.5 Applicable Law. Section 9.3 of the Existing Warrant Agreement is hereby amended by adding the following after the last sentence:

“The foregoing provisions of this Section 9.3 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.”

3. Miscellaneous Provisions.

3.1 Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

3.6 Effect of Headings; Interpretation. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof. All references to “dollars” or”$” refer to currency of the United States of America.

3.7 Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

EDOC ACQUISITION CORP.

By:	/s/ Kevin Chen
By:	Kevin Chen
Title:	Chief Executive Officer

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

By:	/s/ Gary Seaton
By:	Gary Seaton
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Luis Ortiz
By:	Luis Ortiz
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]